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                                                                    Exhibit 99.1


                                                             [AMERUS GROUP LOGO]




         FOR IMMEDIATE RELEASE                   For more information, contact:
                                                      Marty Ketelaar, Director,
                                                             Investor Relations
                                                                 (515) 362-3693


                         GODLASKY APPOINTED TO BOARD AND
                    PROMOTED TO PRESIDENT/COO OF AMERUS GROUP


         DES MOINES, Iowa (November 6, 2003)--AmerUs Group Co. (NYSE: AMH), a leading producer of life insurance and annuity products, today announced that its board of directors has appointed Thomas C. Godlasky to the board as a director and to the position of president and chief operating officer of AmerUs Group. The appointment and promotion were announced by Roger K. Brooks, chairman and chief executive officer, who has served as president of the holding company since its formation. Godlasky joined AmerUs Group in 1995, and most recently was president of AmerUs Capital Management and chief investment officer of AmerUs Group.
         "Tom is an outstanding manager and leader who understands the strategic and operational dynamics of our company, and has made significant contributions to the organization over the past eight years. Initially, Tom focused on revamping our investment operation, and he has transformed it into a core strength for the company, maximizing the value and quality of our investment strategies. His management role was broadened when he assumed responsibility for our information technology division and a corporate-wide operational improvement initiative. His work in these areas has produced significant efficiencies throughout the organization. Tom has also served as our interim CFO while continuing to work closely with the members of the investment community.


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         In his new role, Tom's leadership and management skills will allow us to capitalize on our current position and further leverage our strengths," said Brooks.
         John W. Norris, Jr., chairman of the board's Human Resources and Compensation Committee said, "The board worked closely with Roger on succession planning and the development of this new organization. We are pleased with the new organization as it will allow Roger to devote more of his time to the work of the board, as well as to broader strategic initiatives."
         With the appointment of Godlasky to AmerUs Group's board, the board is comprised of 11 directors. Other than Brooks and Godlasky, all directors are independent, non-employee directors.

OTHER PROMOTIONS
         In related actions, Brian J. Clark was promoted to executive vice president-chief product officer for AmerUs Group. Previously, Clark was senior vice president-chief product officer for the company. He joined AmerUs Life Insurance Company, one of the company's subsidiaries, in 1988.
         Gregory D. Boal was named executive vice president-chief investment officer of AmerUs Group and president of AmerUs Capital Management, succeeding Godlasky. Boal has been serving as executive vice president of investment management since joining the company earlier this year.

COMPANY INFORMATION
         AmerUs Group Co. is located in Des Moines, Iowa, and is engaged through its subsidiaries in the business of marketing individual life insurance and annuity products in the United States. Its major subsidiaries include: AmerUs Life Insurance Company, American Investors Life Insurance Company, Inc., Bankers Life Insurance Company of New York, and Indianapolis Life Insurance Company.
         As of September 30, 2003, AmerUs Group's total assets were $21.8 billion and shareholders' equity totaled $1.4 billion, including accumulated other comprehensive income.